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                           [LETTERHEAD OF CIBC OPPENHEIMER]








                                                           December 22, 1997



Board of Directors
The Union Corporation
211 King Street
Charleston, SC 29401

Directors:

    You have requested our opinion as to the fairness, from a financial point of view, to The Union Corporation (the "Company") of the consideration to be paid to the stockholders of The Union Corporation by Sherman Acquisition Corp. ("Sherman"), a subsidiary of Outsourcing Solutions Inc. ("OSI") pursuant to the Agreement and Plan of Reorganization to be dated as of December 22, 1997 by and between Sherman, OSI, and the Company (the "Agreement"). Pursuant to the Agreement, Sherman will commence a tender offer (the "Tender Offer") to purchase any and all of the outstanding shares of common stock of The Union Corporation for a purchase price of $31.50 per share, net, in cash (the "Consideration"). The Agreement further provides that following the completion of the Tender Offer OSI will cause the Company to be merged with Sherman (the "Merger") the Company to be the surviving Corporation, in which transaction each remaining share of Company common stock, other than shares owned by Sherman or OSI, will be converted into the right to receive the consideration.

    In connection with rendering our opinion , we reviewed among other things:
(a) the Agreement; (b) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for the Company for the three fiscal years ended June 30, 1997; (c) certain other publicly available business and financial information relating to the Company; (d) certain internal financial analyses, budgets, projections and forecasts for the Company, prepared by and reviewed with the management of the Company; (e) the views of senior management of the Company of the Company's past and current business operations, results thereof, financial condition and future prospects; (g) a comparison of certain financial information for the Company with similar information for certain other companies considered comparable to the Company; (f) the financial terms of certain recent business combinations in the accounts receivable industry; (h) the current market environment generally and the accounts receivable environment in particular; and
(i) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered appropriate in the circumstances.

    We have relied, without independent verification or investigation, on all of the financial information, analyses, forecasts and other information furnished to us for purposes of this opinion, including information


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Board of Directors                                                        Page 2
The Union Corporation
December 22, 1997



relating to assets and liabilities, contingent or otherwise, as being complete and accurate. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company and we have not been furnished with any such evaluation or appraisal. Furthermore, this opinion shall not constitute any such evaluation or appraisal.

    We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services. In the ordinary course of our business, we and our affiliates may actively trade the equity securities of the Company for our own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

    It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Merger and may not be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be paid to the stockholders of the Company in the Tender Offer and the Merger is fair, from a financial point of view, to such stockholders.

                                            Very truly yours,



                                            /s/ Nathan Gantcher
                                            ------------------------------
                                            CIBC Oppenheimer Corp.
                                            By:  Nathan Gantcher